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                                                                    EXHIBIT 99.1

OPEN TEXT AND ELOQUENT ANNOUNCE COMPLETION OF ACQUISITION

Waterloo, ON--March 20, 2003--Open Text(TM) Corporation (Nasdaq: OTEX, TSX: OTC) provider of Livelink(R), the leading collaboration and knowledge management software for the global enterprise and Eloquent, Inc. (Nasdaq:ELOQ) today announced the completion of Open Text's acquisition of all of the issued and outstanding shares of Eloquent for cash consideration of $6,714,000, or approximately $0.345 per share. Of the aggregate $6,714,000 purchase price, $1,000,000, or approximately $0.05 per share, will be held in escrow to secure certain representations, warranties and covenants set forth in the acquisition agreement. The transaction was approved by Eloquent shareholders at a meeting of the shareholders held on March 14th, 2003.

About Eloquent Inc.
Eloquent(R) (Nasdaq: ELOQ) provides sales effectiveness solutions to Fortune 1000 companies - enabling organizations to increase the productivity of their sales and marketing functions, accelerate new revenues, and reduce product launch expenses. Using Eloquent's rich media platform, LaunchForce(R) provides a closed-loop, sales readiness solution that helps companies better equip employees, partners, and channels with the information they need to be more effective. The Company is headquartered in San Mateo, California. For more information, visit www.eloquent.com.

About Open Text
Since 1991, Open Text Corporation has delivered innovative software that brings people together to share knowledge, achieve excellence, deliver innovation, and enhance processes. Its legacy of innovation began with the successful deployment of the world's first search engine technology for the Internet. Today, as the leading global supplier of collaboration and knowledge management software for the enterprise, Open Text supports fifteen million seats across 10,000 corporate deployments in 31 countries and 12 languages throughout the world. As a publicly traded company, Open Text manages and maximizes its resources and relationships to ensure the success of great minds working together. For more information, visit www.opentext.com

                                      # # #

         This news release may contain forward-looking statements relating to the deployment of Livelink and Livelink MeetingZone by customers, and future performance of Open Text Corporation. Forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include, among others, risks involved in the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company's customers and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission (SEC), including the final prospectus for the Company's initial public offering of common stock in January 1996, Form 10-K for the years ended June 30, 1996, June 30, 1997, June 30, 1998, June 30, 1999, June 30, 2000, June 30, 2001, and June 30, 2002, and 10-Q for the
quarter ending September 30, 2002. Forward-looking statements are based on management's beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management's beliefs or opinions change.

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Copyright (C) 2003 by Open Text Corporation. LIVELINK, LIVELINK MEETINGZONE, and
OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries.
This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.
Eloquent and LaunchForce are trademarks or registered trademarks of Eloquent,
Inc. All other trademarks are the property of their respective owners.
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
Greg Secord                              Richard Maganini                        Cliff Reid
Director, Investor Relations             Director, Media Relations               650-294-6410
Open Text Corporation                    Open Text Corporation                   creid@eloquent.com
+1-519-888-7111 ext.2408                 +1-847-267-9330 ext.4266

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